10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate April 17, 2006 Jon Swets, CFO 616.494.7645

Holland, Michigan — Macatawa Bank Corporation Reports 15% Increase in First Quarter Earnings

Macatawa Bank Corporation today announced net income for the first quarter of 2006. Net income for the quarter was $5.22 million, or a 15% increase over first quarter 2005 net income of $4.54 million. Diluted earnings per share totaled $0.50 for the quarter compared to $0.44 for the first quarter of 2005. The results for the first quarter represent a 1.11% ROA and a 14.34% ROE, both improvements over the first quarter of last year.

Mr. Smith commented, “Our strong results reflect our continued focus on developing and expanding relationships within our markets. This unwavering commitment to our customers and communities in Western Michigan allowed total assets to grow to over $1.9 billion as of March 31, 2006. Our success is directly attributable to the passion and determination of our people. It’s their ability to understand and react to the needs of our customers that make the difference.” The growth in total assets for the quarter was led by a $42.3 million increase in total loans, funded primarily by a $34.8 million increase in deposits.

First quarter net interest income totaled $16.3 million, an increase of $1.5 million or 10%, as compared to the first quarter of 2005. The improvement in net interest income was driven primarily by an increase in average earning assets. Average earning assets grew by 11% or $175.4 million from $1.57 billion for the first quarter of 2005 to $1.74 billion for the first quarter of 2006. The net interest margin declined slightly from 3.84% for the first quarter of 2005 to 3.78% for the first quarter of 2006. Over the past few quarters, the net interest margin has stabilized into a relatively narrow range, consistent with the Company’s move to a more balanced sensitivity to interest rate changes.

An increase in non-interest income also contributed to the increase in earnings for the quarter. Non-interest income was $3.2 million for the first quarter of 2006, an increase of $521,000 over the first quarter of 2005. Increases in financial service offerings to customers, including trust, brokerage and deposit services, more than offset a decline in gains on the sale of mortgage loans.

Non-interest expense increased to $11.1 million for the quarter as compared to $10.0 million for the first quarter of 2005. Salaries and benefits increased by $595,000 primarily related to additional staffing in each line of business and in support departments consistent with growth of the Bank. All remaining categories, including occupancy, furniture and equipment and other expense, also increased moderately during the quarter consistent with growth of the Bank.

The provision for loan losses was $700,000 for the quarter, down from $900,000 from the first quarter of 2005. “While achieving solid growth in our loan portfolios, our asset quality was exceptional,” commented Mr. Smith. Annualized net charge-offs were only 0.08% of average loans for the quarter, down from 0.18% for the first quarter of 2005. Non-performing assets to total assets remained relatively stable and were 0.36% at March 31, 2006 compared to 0.32% at March 31, 2005. The allowance for loan losses represents 1.35% of total loans at March 31, 2006.

Total assets increased $182.50 million from March 31, 2005 to $1.90 billion at March 31, 2006. Over the same twelve month period, total loans increased $163.36 million to $1.59 billion and total deposits increased $180.74 million to $1.54 billion at March 31, 2006. The Company remained well-capitalized at March 31, 2006, with a total risk-based capital ratio of 11.06%.

During the quarter, the Company took key steps in further strengthening its presence in the greater Grand Rapids market. On the West side of Grand Rapids, a second branch location in Jenison is expected to open in May. In addition, the Company is near to closing on two properties on the Southeast side of Grand Rapids. “All of these locations offer significant retail and commercial business opportunities and will provide greater convenience to existing customers,” commented Mr. Smith.

“The West Michigan economy remains impacted by its significant manufacturing base. Slow improvement has taken place, and it appears that business activity is increasing, especially in recent weeks. At Macatawa, we feel our business model positions us very well to address current economic conditions and we remain optimistic for continued success throughout 2006,” concluded Mr. Smith.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, April 18, 2006, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank and Macatawa Investment Services. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 23 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Quarter Ended March 31

	2006	2005

EARNINGS SUMMARY Total interest income	$30,241	$23,198
Total interest expense	13,927	8,354

Net interest income	16,314	14,844
Provision for loan loss	700	900

Net interest income after provision for loan loss	15,614	13,944

NON-INTEREST INCOME
Deposit service charges	1,086	724
Gain on sale of loans	412	559
Trust fees	826	715
Other	870	675

Total non-interest income	3,194	2,673

NON-INTEREST EXPENSE
Salaries and benefits	6,000	5,405
Occupancy	885	842
Furniture and equipment	798	703
Other	3,402	3,012

Total non-interest expense	11,085	9,962

Income before income tax	7,723	6,655
Federal income tax expense	2,501	2,120

Net income	$5,222	$4,535

Basic earnings per share	$0.51	$0.45
Diluted earnings per share	$0.50	$0.44
Return on average assets	1.11%	1.07%
Return on average equity	14.34%	13.74%
Net interest margin	3.78%	3.84%
Efficiency ratio	56.82%	56.87%

BALANCE SHEET DATA Assets	March 31 2006	March 31 2005	December 31 2005

Cash and due from banks	$31,302	$34,303	$49,101
Securities available for sale	164,576	153,986	156,696
Securities held to maturity	3,904	2,550	3,907
Federal Home Loan Bank Stock	13,910	12,359	13,910
Loans held for sale	1,604	3,158	2,331
Total loans	1,590,138	1,425,781	1,547,879
Less allowance for loan loss	21,391	19,534	20,992

Net loans	1,568,747	1,406,247	1,526,887

Premises and equipment, net	54,472	45,897	53,028
Acquisition intangibles	25,756	26,154	25,856
Bank-owned life insurance	20,998	20,320	20,814
Other assets	18,696	16,495	17,460

Total Assets	$1,903,965	$1,721,469	$1,869,990

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$160,164	$134,663	$188,762
Interest-bearing deposits	1,382,403	1,227,169	1,319,010

Total deposits	1,542,567	1,361,832	1,507,772
Federal funds purchased	26,629	14,789	25,809
FHLB advances	139,722	167,563	145,161
Other borrowings	41,238	41,238	41,238
Other liabilities	8,656	5,879	8,266

Total Liabilities	1,758,812	1,591,301	1,728,246

Shareholders' equity	145,153	130,168	141,744

Total Liabilities and Shareholders' Equity	$1,903,965	$1,721,469	$1,869,990

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly

	1st Qtr 2006	4th Qtr 2005	3rd Qtr 2005	2nd Qtr 2005	1st Qtr 2005

EARNINGS SUMMARY
Net interest income	$16,314	$16,401	$16,105	$15,487	$14,844
Provision for loan loss	700	795	855	1,125	900
Total non-interest income	3,194	3,314	3,649	3,369	2,673
Total non-interest expense	11,085	10,813	10,688	9,962	9,962
Income taxes	2,501	2,565	2,661	2,507	2,120
Net income	$5,222	$5,542	$5,550	$5,262	$4,535

Basic earnings per share	$0.51	$0.54	$0.54	$0.52	$0.45
Diluted earnings per share	$0.50	$0.53	$0.53	$0.50	$0.44

MARKET DATA
Book value per share	$14.12	$13.86	$13.64	$13.34	$12.78
Market value per share	$37.91	$36.38	$34.21	$34.69	$29.20
Average basic common shares	10,263,458	10,222,275	10,207,428	10,191,218	10,167,187
Average diluted common shares	10,519,584	10,489,505	10,480,755	10,447,875	10,411,689
Period end common shares	10,278,105	10,227,992	10,216,618	10,194,605	10,183,978

PERFORMANCE RATIOS
Return on average assets	1.11%	1.20%	1.21%	1.20%	1.07%
Return on average equity	14.34%	15.69%	16.02%	15.71%	13.74%
Net interest margin (FTE)	3.78%	3.82%	3.76%	3.82%	3.84%
Efficiency ratio	56.82%	54.85%	54.11%	52.83%	56.87%

ASSET QUALITY
Net charge-offs	$300	$329	$339	$649	$617
Nonperforming loans	$5,545	$4,204	$3,565	$3,385	$2,444
Other real estate and repossessed assets	$1,401	$692	$1,632	$2,155	$3,085
Nonperforming loans to total loans	0.35%	0.27%	0.24%	0.23%	0.17%
Nonperforming assets to total assets	0.36%	0.26%	0.28%	0.31%	0.32%
Net charge-offs to average loans (annualized)	0.08%	0.09%	0.09%	0.18%	0.18%
Allowance for loan loss to total loans	1.35%	1.36%	1.36%	1.36%	1.37%

CAPITAL & LIQUIDITY
Average equity to average assets	7.76%	7.66%	7.56%	7.63%	7.78%
Tier 1 capital to risk-weighted assets	9.69%	9.54%	9.65%	9.28%	9.34%
Total capital to risk-weighted assets	11.06%	11.07%	11.02%	11.05%	11.12%
Loans to deposits + FHLB borrowings	94.52%	93.64%	94.19%	94.61%	93.23%

END OF PERIOD BALANCES
Total portfolio loans	$1,590,138	$1,547,879	$1,511,458	$1,469,493	$1,425,781
Earning assets	1,776,486	1,725,832	1,691,699	1,648,106	1,598,686
Total assets	1,903,965	1,869,990	1,824,483	1,780,615	1,721,469
Deposits	1,542,567	1,507,772	1,457,484	1,337,641	1,361,832
Total shareholders' equity	145,153	141,744	139,331	135,968	130,168

AVERAGE BALANCES
Total portfolio loans	$1,563,277	$1,528,007	$1,496,063	$1,453,769	$1,405,313
Earning assets	1,743,952	1,710,742	1,704,660	1,630,478	1,568,583
Total assets	1,876,713	1,843,737	1,833,571	1,755,857	1,696,790
Deposits	1,517,460	1,445,437	1,433,795	1,330,684	1,350,233
Total shareholders' equity	145,639	141,311	138,556	134,019	132,039